Exhibit 99.1

ASPEN AEROGELS, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF 4,250,000 SHARES OF COMMON STOCK

NORTHBOROUGH, Mass., October 21, 2024 /PRNewswire/ -- Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced the pricing of an underwritten public offering of 4,250,000 shares of its common stock at a public offering price of $20.00 per share. In addition, the Company has granted the underwriters of the offering a 30-day option to purchase up to an additional 637,500 shares of common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds to Aspen from this offering are expected to be approximately $85 million, before deducting underwriting discounts and commissions and estimated offering expenses, and excluding any exercise of the underwriters’ option to purchase additional shares of common stock. The offering is expected to close on October 23, 2024, subject to customary closing conditions.

Aspen intends to use the net proceeds from the offering for working capital, capital expenditures and general corporate purposes.

Goldman Sachs & Co. LLC and Morgan Stanley are acting as joint book-running managers for the offering.

The public offering is being made pursuant to a shelf registration statement on Form S-3 (No. 333-282751), which was filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2024 and became effective upon filing. The offering will be made only by means of a written prospectus supplement and the accompanying prospectus that form part of the registration statement. A preliminary prospectus supplement relating to the offering and accompanying prospectus was filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to these securities, when available, may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at Prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities referred to in this press release, nor will there be any sale of any such securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability and electrification solutions. The Company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility, and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle (“EV”) market. Aspen Battery Materials, the Company’s carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. The Company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass.

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, the expected closing of Aspen’s offering of shares of its common stock, the satisfaction of closing conditions related to such closing, and the intended use of proceeds from Aspen’s offering of shares of its common stock. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: market risks and uncertainties and the risk that the offering of shares of its common stock will not be consummated, and the satisfaction of customary closing conditions for the offering of shares of its common stock, its intended use of proceeds from the offering, as well as other risks and uncertainties described under the heading “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2023 and filed with the SEC on March 7, 2024, as well as any updates to those risk factors filed from time to time in Aspen’s subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

Investor Relations & Media Contacts:

Neal Baranosky

ir@aerogel.com

Phone: (508) 691-1111 x 8

Georg Venturatos / Ralf Esper

Gateway Group

ASPN@gateway-grp.com

Phone: (949) 574-3860